EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS, WHICH

HAVE NOT BEEN SET FORTH IN THE CERTIFICATE OF INCORPORATION

OR IN ANY AMENDMENT THERETO,

OF THE

SERIES G CONVERTIBLE PREFERRED STOCK

OF

CORPORATE UNIVERSE, INC.

(Adopted in accordance with the provisions of Section 242

of the General Corporation Law of the State of Delaware)

Corporate Universe, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That by resolution of the Board of Directors of the Corporation, and by a Certificate of Designation filed in the office of the Secretary of State of Delaware on January 6, 2021, the Corporation authorized a series of 25 shares of Series G Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series G Convertible Preferred Stock”) and established the powers, preferences and rights of the Series G Convertible Preferred Stock and the qualifications, limitations and restrictions thereof.

SECOND: As of the date hereof, 19.45 shares of Series G Convertible Preferred Stock are issued and outstanding.

THIRD: That pursuant to the authority conferred on the Board of Directors of the Corporation by its Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and the provisions of Section 141 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolutions setting forth amendments to the Certificate of Designation of Series G Convertible Preferred Stock of the Corporation. The resolutions setting forth the amendments are as follows:

RESOLVED: That Section 4 of the Certificate of Designation of Series G Convertible Preferred Stock of the Corporation be amended by inserting a the following Section 4.10:

“4.10 Certain Adjustments--Stock Dividends and Stock Splits. If at any time or from time to time on or after the date that the first share of Series G Convertible Preferred Stock is issued (the “Series G Original Issue Date”) the Corporation effects a subdivision of the outstanding Common Stock, the amount of shares of Common Stock into which each share of Series G Preferred Stock is convertible immediately before that subdivision shall be proportionately increased. Conversely, if at any time or from time to time after the Series G Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares, the applicable number of shares of Common Stock into which each share of Series G Preferred Stock is convertible immediately before the combination shall be proportionately decreased. Any adjustment under this Section 4.11 shall become effective at the close of business on the date the subdivision or combination becomes effective.”

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RESOLVED: That Section 7.1 of the Certificate of Designation of Series G Preferred Stock of the Corporation be deleted in its entirety and that the following paragraph be inserted in lieu thereof:

“Generally. Each holder of shares of the Series G Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series G Convertible Preferred Stock could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Except as otherwise provided herein or as required by law, the Series G Convertible Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.”

RESOLVED: That Section 8 of the Certificate of Designation of Series G Convertible Preferred Stock of the Corporation be deleted in its entirety and that the following paragraph be inserted in lieu thereof:

“8. Protective Provisions. The Corporation may not take any of the following actions without the approval of 75% of the holders of the outstanding Series G Convertible Preferred Stock: (i) effect a sale of all or substantially all of the Corporation 's assets or a reorganization, merger or consolidation transaction which results in the holders of the Corporation's capital stock prior to the transaction owning less than fifty percent (50%) of the voting power of the Corporation' s capital stock after the transaction, (ii) alter or change the rights, preferences, or privileges of the Series G Convertible Preferred Stock, (iii) increase or decrease the number of authorized shares of Series G Convertible Preferred Stock, (iv) issue any shares of Series G Convertible Preferred Stock other than pursuant to the Share Exchange Agreement; (v) authorize the issuance of securities having a preference over or on par with the Series G Convertible Preferred Stock or (vi) effects a reverse split of the Common Stock.”

FOURTH: The terms of this Certificate of Amendment to the Certificate of Designation of Series G Convertible Preferred Stock was submitted to the Series G Convertible Preferred stockholders of the Corporation and was duly approved by the required vote of the Series G Convertible Preferred stockholders and the stockholders of the Corporation in accordance with the applicable terms of the Certificate of Designation and Sections 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 27th day of September, 2022

CORPORATE UNIVERSE, INC.

By:	/s/ Jack Brooks
Name: Jack Brooks
Title: President

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